Exhibit 99.1

Summit Therapeutics Inc.

(‘Summit’, the ‘Company’ or the ‘Group’)

Summit Therapeutics Reports Financial Results and Operational Progress for the Third Quarter and Nine Months Ended September 30, 2020

Cambridge, MA, November 16, 2020 - Summit Therapeutics Inc. (NASDAQ: SMMT) today reports its financial results and provides an update on its operational progress for the third quarter and nine months ended September 30, 2020.

Ridinilazole for C. difficile Infection (‘CDI’)

1.	As of November 15, 2020, Summit had enrolled a total of 448 patients into its Phase 3 Ri-CoDIFy clinical trials of ridinilazole. Below is a table outlining the enrollment statistics by calendar quarter since the opening of the trials in February 2019.

Quarter	Number of Patients Enrolled	Cumulative Patients Enrolled
Q1 2019	9	9
Q2 2019	21	30
Q3 2019	43	73
Q4 2019	78	151
Q1 2020	101	252
Q2 2020	73	325
Q3 2020	64	389
Q4 2020*	59*	448

*Q4 2020 includes quarter to date enrollment through November 15th

2.	Due to the uncertainties surrounding COVID-19, Summit has withdrawn public commentary on the timing of completion of the Phase 3 Ri-CoDIFy clinical trials. The Company plans to publicly update stakeholders quarterly as to enrollment status.

3.	The Ri-CoDIFy clinical trials aim to support application for marketing approval of the precision antibiotic ridinilazole in the United States and other territories and the goal of it being used as a first-line treatment and for reduction of recurrence of CDI by:
a.	testing for superiority over the current standard of care, vancomycin, in the primary endpoint of sustained clinical response at 30 days after treatment has ended;
b.	generating health economic data to support ridinilazole's commercial launch, when as and if approved by regulatory authorities; and
c.	undertaking microbiome and metabolome analysis that aims to show ridinilazole’s impact on the gut microbiome and bile acids composition
4.	BARDA is supporting the Phase 3 clinical trials and regulatory development of ridinilazole with a financial award of potential funding of up to $72.5 million. As of September 30, 2020, an aggregate of $47.0 million had been received.

Discuva Platform

Enterobacteriaceae

1.	DDS-04 compound series is a new class of precision antibiotics, with new mechanism of action, which is in lead optimization that acts via the novel bacterial target LolCDE with the potential to treat multidrug resistant infections caused by the Gram-negative bacteria Enterobacteriaceae.

Corporate Highlights

1.	Dr. Camilla Graham was promoted to Chief Clinical Affairs Officer in October 2020. An infectious disease specialist, she has practiced since 2001 at Beth Israel Deaconess Medical Center and is on faculty at Harvard Medical School in Boston, MA. Additionally, she has fourteen years of experience straddling academic medicine and the pharmaceutical industry, including leading the launch of Incevik (hepatitis C) and Kalydeco (cystic fibrosis) as the Global Head of Medical Affairs at Vertex Pharmaceuticals, and advising numerous state and federal government agencies on access to medications on the academic side. Dr. Graham received her MD from Medical College of Pennsylvania, Philadelphia, PA and MPH from Harvard School of Public Health, Boston, MA.
2.	Summit has redomiciled to the United States, effective September 18, 2020.

COVID-19

3.	In light of the ongoing COVID-19 pandemic, Summit's employees continue to work remotely, enabling the majority of day to day business operations to continue. Summit's own laboratory facilities have begun to reopen to resume work on key projects; site access by staff is being monitored closely and is limited to ensure the safety of Summit researchers. There continues to be a negative impact on patient enrollment into the Ri-CoDIFy clinical trials. We are working to implement a number of initiatives and considering alternative courses of action to mitigate the impact of the COVID-19 pandemic on our clinical trials, although there can be no assurance that such actions will be successful.

Financial Highlights

1.	Cash and cash equivalents on September 30, 2020, of $21.3 million compared to $63.8 million at December 31, 2019.
2.	In November 2020, the Company closed a private placement for a fundraising of $50 million through the issuance and sale of shares of common stock to the Company’s Chief Executive Officer and Executive Chairman, Robert W. Duggan, Polar Capital and Dr. Mahkam Zanganeh.
3.	The Company's existing cash and cash equivalents, committed external funding and $50.0 million private placement completed in November 2020 are expected to be sufficient to enable the Company to fund its operating expenses and capital expenditure requirements into the fourth quarter of 2021.
4.	Net loss for the nine months ended September 30, 2020, of $39.3 million compared to a net loss of $20.0 million for the nine months ended September 30, 2019.

About C. difficile Infection

Clostridioides difficile, or C. difficile infection (CDI) is a bacterial infection of the colon that produces toxins causing inflammation of the colon and severe watery diarrhea, painful abdominal cramping, nausea, fever and dehydration. CDI can also result in more serious disease complications, including bowel perforation, sepsis and death. CDI represents a serious healthcare issue in hospitals, long-term care homes and in the wider community. Summit estimates that there are over 3 million cases of CDI each year worldwide, based on a meta-analysis of 229 publications with data from 41 countries, published in the Journal of Global Health, June 2019.

About Enterobacteriaceae

Enterobacteriaceae are a family of bacteria responsible for serious infections across a number of conditions including bloodstream infections, urinary tract infections and hospital-acquired pneumonias. Multidrug resistant Enterobacteriaceae are resistant to treatment by most or occasionally all of existent antibiotics. The most difficult to treat among them are the ESBL-producing and the Carbapenem-resistant Enterobacteriaceae which according to the CDC, have collectively caused an estimated 210,500 infections and 10,200 deaths in hospitalized patients in the United States in 2017.

About Summit Therapeutics

Summit Therapeutics, empowered by its Discuva Platform, the Company’s innovative antibiotic discovery engine, supported by BARDA and Carb-X funding, intends to be the leader in patient and physician friendly paradigm shifting antibiotic innovation. Our new mechanism antibiotics are designed to become the patient-friendly, new era standard-of-care, by working in harmony with the human microbiome to treat prospective patients suffering from infectious disease, initially focussing on Clostridioides difficile infections (“CDI”) which is estimated to impact over 3 million patients worldwide annually. Commercialization of ridinilazole for the treatment and the reduction of recurrence of CDI is subject to regulatory approvals. The overriding objective of Summit Therapeutics is to create value for patients, hospital infectious disease care givers, community based infectious disease healthcare providers, as well as healthcare payors around the world. Currently, Summit’s lead product candidate ridinilazole is engaged in two global phase III trials, Ri-CoDIFy 1 & 2, each enrolling 680 patients vs standard of care (Vancomycin) for the treatment and reduction of recurrence of C. difficile infections.

Summit’s vision and mission is to extend our pipeline through the development of new mechanism, narrow spectrum, microbiome sparing antibiotics targeting C. difficile, Gram-negative Enterobacteriaceae such as Escherichia coli and Klebsiella pneumoniae and other bacterial infections with high unmet medical need.

For more information, visit www.summitplc.com and follow us on Twitter @summitplc. For more information on the Company’s Discuva Platform, visit https://www.summittxinc.com/our-science/discuva-platform.

Contacts Summit Press Office	investors@summitplc.com

Summit Forward-looking Statements

Any statements in this press release about the Company’s future expectations, plans and prospects, including but not limited to, statements about the clinical and preclinical development of the Company’s product candidates, the therapeutic potential of the Company’s product candidates, the potential commercialization of the Company’s product candidates, the timing of initiation, completion and availability of data from clinical trials, the potential submission of applications for marketing approvals, the impact of the COVID-19 pandemic on the Company’s operations and clinical trials and other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "would," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, global public health crises, including the coronavirus COVID-19 outbreak, that may affect timing and status of our clinical trials and operations, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials or preclinical studies will be indicative of the results of later clinical trials, expectations for regulatory approvals, laws and regulations affecting government contracts and funding awards, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the "Risk Factors" section of filings that the Company makes with the Securities and Exchange Commission. Accordingly, readers should not place undue reliance on forward-looking statements or information. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS
(Unaudited)
In thousands, except per share data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Licensing agreements	$ 181	$ 148	$ 675	$795
Total revenue	181	148	675	795

Operating expenses:
Research and development	14,387	9,951	40,979	32,586
General and administrative	7,460	2,683	13,430	7,917
Impairment	859	-	859	-
Total operating expenses	22,706	12,634	55,268	40,503

Other operating income	4,309	6,296	14,949	19,881
Operating loss	(18,216)	(6,190)	(39,644)	(19,827)
Other (income) expense, net	416	(75)	296	(231)
Loss before income tax	(17,800)	(6,265)	(39,348)	(20,058)

Income tax benefit (expense)	99	(111)	93	13
Net loss	$(17,701)	$(6,376)	$(39,255)	$(20,045)

Basic loss per share	$ (0.26)	$ (0.20)	$ (0.58)	$ (0.63)
Diluted loss per share	$ (0.26)	$ (0.20)	$ (0.58)	$ (0.63)

Other comprehensive income/(loss):
Foreign currency translation adjustment	2,255	(1,255)	(2,312)	(1,299)
Total comprehensive loss	$(15,446)	$(7,631)	$(41,567)	$(21,344)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

In thousands

	September 30, 2020	December 31, 2019

Cash and cash equivalents	$21,270	$63,842
Total assets	$56,865	$96,679
Total liabilities	$20,004	$19,442
Total stockholders' equity	$36,861	$77,237

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

(Unaudited)

In thousands

	Nine months ended September 30,
	2020	2019

Net cash used in operating activities	$(40,140)	$(13,861)
Net cash used in investing activities	(371)	(358)
Net cash provided by financing activities	3	24,504
Effect of exchange rates in cash and cash equivalents	(2,064)	(787)

Net (decrease) / increase in cash and cash equivalents	$(42,572)	$9,498